EXHIBIT 3.4

                CERTIFICATE OF CORRECTION OF
           CERTIFICATE OF DESIGNATION OF SERIES AND
            DETERMINATION OF RIGHTS AND PREFERENCES
                              OF
              CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                           SERIES B
                              OF
                 CODED COMMUNICATIONS CORPORATION

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Coded Communications Corporation.

     2. The Certificate of Designation of Series and
Determination of Rights and Preferences of Cumulative
Convertible Preferred Stock, Series B of the corporation, which was filed by the Secretary of State of Delaware on September 24, 1996 is hereby corrected.

     3. The inaccuracy to be corrected in said instrument is as follows:

     Article 1.(a) read as follows:

     1. Dividends.

     (a)  The holders of the Series B Preferred
Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of six dollars ($6.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series
B Preferred Stock or the Series A Preferred Stock, which shall rank senior to the Series B Preferred
Stock, or other class or series of stock ranking on a par with, or senior to the Series B Preferred
Stock in respect of dividends(such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board of Directors of the Company on a semi-annual basis.

     Article 2.(a) read as follows:

     2. Liquidation, Dissolution or Winding Up.
     (a)  In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B
Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Series A Preferred Stock or any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series
B Preferred Stock, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to one hundred dollars ($100) per share of Series B
Preferred Stock plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     Article 3. read as follows:

     3.  Voting.

    Each holder of outstanding shares of Series B
Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B
Preferred Stock held by such holder are
convertible (as adjusted from time to time pursuant to Section 4 hereof, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series B Preferred
Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

     4. The portion of the instrument in corrected form is as follows:

     Article 1.(a) should read as follows:

     1.  Dividends.

     (a)  The holders of the Series B Preferred
Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of six dollars ($6.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series
B Preferred Stock or the Series A Preferred Stock, which shall rank senior to the Series B Preferred
Stock, (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board of Directors of the Company on a semi-annual basis.

Article 2.(a) should read as follows:

     2.  Liquidation, Dissolution or Winding Up.

     (a)  In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B
Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Series A Preferred Stock, but before any payment shall be made to the holders of Junior
Stock by reason of their ownership thereof, an amount equal to one hundred dollars ($100) per share of Series B Preferred Stock plus any accrued but unpaid dividends (whether or not declared).
If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Article 3 should read as follows:

     3.  Voting.

     (a)  Each holder of outstanding shares of
Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series B Preferred
Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

          (b)  The Company shall not amend, alter or
repeal preferences, rights, powers or other terms of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock, other than the Series A Preferred
Stock, which is on a parity with or has preference or priority over the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series B Preferred
Stock.

Signed on October ___, 1996.

/S/ JOHN A. ROBINSON, JR.
    John A. Robinson, Jr.
    President


                      EXHIBIT 3.4
           CERTIFICATE OF DESIGNATION OF SERIES
         AND DETERMINATION OF RIGHTS AND PREFERENCES
                         OF
          CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                     SERIES B
                         OF
              CODED COMMUNICATIONS CORPORATION


Coded Communications Corporation, a Delaware corporation (the "Company"), acting pursuant to 151 of the General Company Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Cumulative Convertible Preferred Stock, Series B.

     FIRST:  The name of the Company is Coded
Communications Corporation.

     SECOND: By unanimous vote of the Board of Directors of the Company at a meeting duly held on September 19, 1996, the following resolutions were duly adopted:

     WHEREAS the Certificate of Incorporation of the Company, as of September 24, 1996, will authorize
Preferred Stock consisting of two million (2,000,000) shares, par value $.01 per share, issuable from time to time in one or more series; and

     WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Company's
Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

     WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

     NOW, THEREFORE, BE IT RESOLVED that pursuant to
Article IV of the Company's Certificate of
Incorporation, as amended, there is hereby established a new series of forty eight thousand (48,000) shares of cumulative convertible preferred Stock of the Company
(the "Series B Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article IV as follows:

     1.  Dividends.

          (a)  The holders of the Series B Preferred
Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of six dollars ($6.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series B Preferred Stock or the Series A Preferred
Stock, which shall rank senior to the Series B
Preferred Stock, or other class or series of stock ranking on a par with, or senior to the Series B
Preferred Stock in respect of dividends (such Common
Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board of Directors of the Company on a semi-annual basis.

          (b) Such dividends shall accrue with respect to each share of Series B Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series B
Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company, except the repurchase of Junior Stock from employees of the Company upon termination of employment. Upon the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series B Preferred
Stock.  No accumulation of dividends on the Series B
Preferred Stock shall bear interest.

          (c)  Each dividend shall be paid fifty
percent (50%) in shares of Common Stock and fifty percent (50%) in cash. Dividends paid in shares of Common Stock shall be paid in full shares only, with a cash payment (based on a value calculated by reference to the average of the closing price of Common Stock for the twenty trading days previous to the declaration date of the dividend) equal to the value of any fractional shares. Each dividend paid in cash shall be mailed to the holders of record of the Series B
Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

     2.  Liquidation, Dissolution or Winding Up.

          (a)  In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B
Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Series A Preferred
Stock or any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series B Preferred Stock, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to one hundred dollars ($100) per share of Series B Preferred
Stock plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b) The merger or consolidation of the
Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than fifty percent (50%) of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the holders of a majority of the Series B Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series B Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights, and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

     3.  Voting.

         Each holder of outstanding shares of Series B
Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common
Stock into which the shares of Series B Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred
Stock, holders of Series B Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

     4.  Optional Conversion.

         The holders of the Series B Preferred Stock shall have conversion rights as follows (the
"Conversion Rights"):

        (a)  Right to Convert.  Each share of Series B
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one hundred fifty three (153) shares of fully paid and nonassessable shares of Common Stock (the
"Conversion Ratio"). Such initial Conversion Ratio shall be subject to adjustment as provided below.

               In the event of a liquidation of the
Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred
Stock.

          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the average closing price of the Common Stock for the twenty trading days preceding the Conversion Date (as defined below).

          (c)  Mechanics of Conversion.

              (i)  In order to convert shares of Series
B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates.
Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date
("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

               (ii) The Company shall at all times
during which the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred
Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B
Preferred Stock.

               (iii) Upon any such conversion, no
adjustment to the Conversion Ratio shall be made for any accrued and unpaid dividends on the Series B
Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion; the holder, by converting, waives his right to such accrued but unpaid dividends.

               (iv) All shares of Series B Preferred
Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common
Stock in exchange therefor.  Any shares of Series B
Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.

               (v) If the conversion is in connection
with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering
Series B Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred
Stock shall not be deemed to have converted such Series
B Preferred Stock until immediately prior to the closing of the sale of securities.

          (d) Adjustments to Conversion Ratio.

               (i)  In case issued and outstanding
shares of Common Stock shall be subdivided or split up into a greater number of shares of Common Stock, the Conversion Ratio shall be proportionally decreased, and in the case issued and outstanding shares of Common
Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

               (ii) In case of any capital
reorganization, reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), or consolidation or merger of the Company with or into another person or entity
(other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of the Company as an entity or the participation by the Company in share exchange as the corporation the stock of which is to be acquired, the Series A Preferred
Stock shall be convertible into the kind and number of shares of stock or other securities or property of the Company (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed, or which was the corporation whose securities were exchanged for those of the Company), to which the holder of the Series A Preferred Stock would have been entitled to receive if the Series A Preferred Stock had been converted into Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to the occurrence of such event. The provisions of these foregoing sentences shall similarly apply to successive organizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

     5.  Mandatory Conversion.

        (a)  The Company may, at its option, require
some or all holders of shares of Series B Preferred
Stock then outstanding to convert their shares of Series B Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to
Section 4, at any time on or after the market value of the of the shares of Common Stock into which the Series
B Preferred Stock is convertible is equal to or greater than one and one half (1.5) times the liquidation preference of the Series B Preferred Stock. The market value of the Common Stock shall be the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. or applicable stock exchange for the twenty (20) trading days following the filing by the Company with the Securities and Exchange Commission of an annual report on Form 10-KSB (or Form 10-K if appropriate) or a quarterly report on Form 10-QSB (or Form 10-Q if appropriate).

          (b)  All holders of record of shares of
Series B Preferred Stock then outstanding will be given at least ten (10) days' prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series B Pre-ferred Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred
Stock at such holder's address last shown on the records of the transfer agent for the Series B
Preferred Stock (or the records of the Company, if it serves as its own transfer agent).



     6. Sinking Fund.

	       There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series
B Preferred Stock.

	    7. Amendment.

	       This Certificate of Designation constitutes an agreement between the Company and the holders of the Series B Preferred Stock. It may be amended by vote of the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series B
Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 19th of September, 1996.


By:/S/ JOHN A. ROBINSON, JR.
       John A. Robinson, Jr.
       President

[Seal]
SS:673963.DOC:58002.016